Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER 2021 FINANCIAL RESULTS

Roanoke, Va., September 13, 2021 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2021.

Third Quarter 2021 Financial Results

Consolidated net sales for the third quarter of fiscal year 2021 increased 14.6% to $15.6 million, compared to net sales of $13.6 million for the same period last year. The Company increased net sales in both its enterprise and specialty markets, including the wireless carrier market, in the third quarter of fiscal year 2021, compared to the same period last year.

The Company believes net sales during the third quarter of fiscal year 2021 were positively impacted, compared to the same period last year, by the continued lifting of some restrictions and reopening of certain markets that had been negatively impacted by the COVID-19 pandemic. During the third quarter, the Company continued to see positive indicators in many of its markets as reflected in increased sales, production volumes and sales order backlog/forward load.

Gross profit was $4.1 million in the third quarter of fiscal year 2021, an increase of 17.8% compared to gross profit of $3.5 million for the same period last year. Gross profit margin, or gross profit as a percentage of net sales, increased to 26.2% in the third quarter of fiscal year 2021 compared to 25.5% in the third quarter of fiscal year 2020.

Gross profit margins tend to be higher when the Company achieves higher net sales levels, as certain fixed manufacturing costs are spread over higher sales, and the Company benefited from this positive operating leverage during the third quarter of fiscal year 2021 when compared to the same period last year.

Optical Cable Corp. – Third Quarter 2021 Earnings Release

SG&A expenses decreased to $4.5 million during the third quarter of fiscal year 2021 even as sales increased, compared to $4.6 million for the third quarter of fiscal year 2020. The reduction in SG&A expenses was primarily the result of net decreases in employee and contracted sales personnel related costs, as well as reduced legal and professional fees. The net reduction in employee and contracted sales personnel related costs were primarily due to OCC’s ongoing cost control initiatives. Legal and professional fees decreased due to noncapitalizable costs associated with the refinancing of the Company’s revolving credit facility that occurred in the third quarter of fiscal year 2020, but did not recur in the third quarter of fiscal year 2021.

For the third quarter of fiscal year 2021, OCC recorded net income of $5.4 million, or $0.71 per basic and diluted share, compared to a net loss of $1.4 million, or $0.20 per basic and diluted share, for the third quarter of fiscal year 2020. In addition to improved sales and gross profit and reduced SG&A expenses, the Company’s results benefited from the gain on the extinguishment of debt related to the forgiveness of its Small Business Administration Paycheck Protection Program loan (“PPP Loan”) totaling approximately $5.0 million and a Federal employee retention tax credit totaling $965,000, both of which were recorded as other income on the Company’s statement of operations during the third quarter of fiscal year 2021.

Fiscal Year-to-Date 2021 Financial Results

Consolidated net sales for the first nine months of fiscal year 2021 were $43.3 million, an increase of 4.5% compared to net sales of $41.4 million for the first nine months of fiscal year 2020. The Company increased net sales in both its enterprise and specialty markets, including the wireless carrier market, in the first nine months of fiscal year 2021, compared to the same period last year.

OCC reported gross profit of $11.2 million in the first nine months of fiscal year 2021, an increase of 13.6% compared to gross profit of $9.9 million in the first nine months of fiscal year 2020. Gross profit margin increased to 25.9% in the first nine months of fiscal year 2021 compared to 23.9% for the same period in fiscal year 2020.

SG&A expenses decreased 10.1% to $13.4 million during the first nine months of fiscal year 2021 from $14.9 million for the first nine months of fiscal year 2020. The decrease in SG&A expenses during the first nine months of fiscal year 2021 compared to the first nine months of fiscal year 2020 was primarily the result of decreases in employee and contracted sales personnel related costs, bad debt expense and certain other costs impacted by the COVID-19 pandemic. The reduction in employee and contracted sales personnel related costs and other costs also were positively impacted by OCC’s ongoing cost control initiatives.

OCC recorded net income of $6.6 million, or $0.88 per basic and diluted share, for the first nine months of fiscal year 2021, compared to a net loss of $5.7 million, or $0.78 per basic and diluted share, for the first nine months of fiscal year 2020.

Optical Cable Corp. – Third Quarter 2021 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC said, “During our third quarter, OCC delivered solid results by executing our targeted growth strategies and maintaining a deep focus on operating as efficiently as possible. We are optimistic and continue to see positive indicators of future strengthening in many of our markets with increasing sales and production volumes during our fiscal second and third quarters compared to last year. We are also seeing significant increases in our sales order backlog/forward load as we enter the fourth quarter. At the same time, the OCC team is working to proactively manage certain challenges, including obtaining desired volumes of some raw materials, expanding certain areas of our workforce, and increasing costs.”

Mr. Wilkin continued, “I am appreciative of the work and strength of the OCC team, and their commitment to providing our customers and end-users with products needed to meet critical communication needs. With OCC’s differentiated core strengths and capabilities, as well as our enviable market positions, we remain confident that we will capture opportunities ahead and deliver value to shareholders as markets conditions continue to improve.”

Gain on Debt Extinguishment

On July 1, 2021, the Small Business Administration forgave the entire balance of the PPP Loan (including accrued interest) that the Company received on April 15, 2020. As a result, the Company recognized a gain on the extinguishment of debt of approximately $5.0 million in the third quarter and first nine months of fiscal year 2021.

Employee Retention Tax Credit

During the first nine months of fiscal year 2021, OCC recognized a refundable payroll tax credit totaling $4.3 million—$965,000 of which was recognized during the third quarter of fiscal year 2021. The refundable payroll tax credit is part of the Employee Retention Tax Credit (“ERTC”) created in the March 2020 CARES Act and then subsequently amended by the Consolidated Appropriation Act of 2021 and the American Rescue Plan Act of 2021 for qualified businesses that are keeping employees on their payroll during the COVID-19 pandemic. OCC is an eligible small employer under the gross receipts decline test when comparing the first calendar quarter of 2021 to the same quarter in calendar year 2019, which qualified the Company to claim ERTC in both the first and second calendar quarters of 2021 under the amended ERTC program. The Company does not expect to receive any additional credits for the remainder of the calendar year. As of the end of the third quarter, OCC had $3.6 million in recognized ERTC still to be refunded.

Conference Call Information

As previously announced, OCC will host a conference call today, September 13, 2021, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 342-8591 in the U.S. or (203) 518-9713 internationally, conference ID OCCQ321. For interested individuals unable to join the call, a replay will be available through Monday, September 20, 2021 by dialing (800) 839-5103 or (402) 220-2687. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Optical Cable Corp. – Third Quarter 2021 Earnings Release

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

Optical Cable Corp. – Third Quarter 2021 Earnings Release

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020

Net sales	$15,635	$13,639	$43,252	$41,390
Cost of goods sold	11,545	10,167	32,033	31,517

Gross profit	4,090	3,472	11,219	9,873

SG&A expenses	4,531	4,560	13,428	14,934
Royalty (income) expense, net	5	193	(45)	208
Amortization of intangible assets	11	11	34	31

Income (loss) from operations	(457)	(1,292)	(2,198)	(5,300)

Interest expense, net	(175)	(136)	(530)	(397)
Other, net	6,009	(1)	9,322	(3)
Other income (expense), net	5,834	(137)	8,792	(400)

Income (loss) before income taxes	5,377	(1,429)	6,594	(5,700)

Income tax expense (benefit)	4	5	(22)	15

Net income (loss)	$5,373	$(1,434)	$6,616	$(5,715)

Net income (loss) per share:
Basic and diluted	$0.71	$(0.20)	$0.88	$(0.78)

Weighted average shares outstanding:
Basic and diluted	7,548	7,353	7,540	7,355

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Optical Cable Corp. – Third Quarter 2021 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2021	October 31, 2020
Cash	$121	$141
Trade accounts receivable, net	9,111	7,561
Inventories	15,735	17,100
Other current assets	3,964	521
Total current assets	28,931	25,323
Non-current assets	10,493	11,235
Total assets	$39,424	$36,558

Current liabilities	$5,484	$6,266
Non-current liabilities	11,846	15,032
Total liabilities	17,330	21,298
Total shareholders’ equity	22,094	15,260
Total liabilities and shareholders’ equity	$39,424	$36,558

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